Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. LAUNCHES NEW SERVICE WITH POWERFUL DISINFECTANT FOR BUSINESSES

ATLANTA, GA, March 26, 2020 - With concerns about germ transmission at an all-time high and businesses increasingly concerned about public health, pest control leader Rollins Inc. (NYSE: ROL), announced today that its subsidiary, Orkin, LLC, has a new service that will help businesses quickly and thoroughly suppress a wide variety of serious pathogens.

In dense places where people congregate, if high-touch surfaces such as countertops, fixtures and public seating are not disinfected, harmful viruses such as the novel coronavirus can spread rapidly. Just like frequent, careful handwashing is a basic measure for humans to stave off virus transmission, large-scale sanitization is imperative to keeping establishments where people shop, eat and work as sterile as possible. Orkin® VitalClean™ is an effective option for reducing risk and helping restore a safer and healthier business environment.

Currently, no service or product has received approval from the Environmental Protection Agency (EPA) for killing the coronavirus that causes COVID-19 (SARS-CoV-2) because it’s too new. However, Orkin’s VitalClean service uses an EPA-registered disinfectant labeled for use against a wide variety of pathogens, including other known coronaviruses (specifically feline coronavirus and canine coronavirus) and the influenza strains that caused two other global outbreaks – swine flu and avian flu. When applied at full strength in accordance with the product label by trained Orkin technicians, this powerful disinfectant will kill 100 percent of bacteria and viruses on hard, non-porous surfaces.

“The disinfectant product we use is incredibly effective against other coronaviruses, has almost no toxicity and has been approved by the Centers for Disease Control and Prevention for fast-track review by the EPA for specific use against the SARS-CoV-2 virus,” said Judy Black, Vice President of Quality Assurance and Technical Services, Rollins, Inc.

Beyond its sanitizing and disinfecting strength, the disinfectant Orkin uses for VitalClean treatments is rated by the EPA as Toxicity Category IV, their lowest toxicity rating, defined as “practically non-toxic and not an irritant,” contains no ozone-harming volatile organic compounds and is mild on skin, hard surfaces and fabrics.

“We have been using this product for years to sanitize commercial facilities after pest cleanouts,” said Black. “Now we are pleased that it can serve a broader public health purpose as well.”

“Orkin’s longstanding priority is to help protect and ensure the safety of our customers and co-workers,” said Freeman Elliott, President, Orkin, LLC. “During this unpredictable and stressful time, for businesses especially, we want to do our part to help. There’s no silver bullet for stopping COVID-19 yet, but this powerful cleaning treatment should prove to be a very important step in helping to remove pathogens from facilities.”

For more information, visit vitalclean.orkin.com.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s claims that Orkin® VitalClean™ will help businesses quickly and thoroughly suppress a wide variety of serious pathogens; provide an effective option for reducing risk and helping restore a safer and healthier business environment; will kill 100 percent of bacteria and viruses on hard, non-porous surfaces; can serve a broader public health purpose than its current commercial use; and should prove to be a very important step in helping to remove pathogens from facilities. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, the coronavirus (COVID-19) pandemic, the potential impact on global economic conditions and on capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to the Company's operations, and the potential implementation of regulatory actions; economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; changes in various government laws and regulations, including environmental regulations; and the impact of the U. S. Government shutdown.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019

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